Exhibit 99.1

Marker Therapeutics Announces Change in Corporate Headquarters and Access to New Laboratory Facility

Houston, TX – February 15, 2019– Marker Therapeutics, Inc. (NASDAQ: MRKR), a clinical-stage immuno-oncology company, today announced that it has formally relocated its corporate headquarters from Jacksonville, Florida to Houston, Texas. The Company also announced that it is now a resident company at Johnson & Johnson Innovation – JLABS (JLABS at TMC), an incubator located in the heart of the Texas Medical Center, to access a fully equipped laboratory to conduct research and development.

New Corporate Headquarters

“Our new headquarters will enable us to leverage our strategic partnership with Baylor College of Medicine and proximity to one of the largest and most vibrant communities of cell therapy professionals in the United States,” commented Peter L. Hoang, President and Chief Executive Officer of Marker Therapeutics. Mr. Hoang continued, “The Houston region is home to many companies and research institutions in the biotech and pharmaceutical industry, particularly within the growing field of cell therapy. The area offers Marker Therapeutics a professional, well-educated workforce that will allow us to recruit top scientific, clinical, manufacturing, and commercial talent with pharmaceutical industry experience. Access to these resources will be critical as we build our capabilities from research through clinical, regulatory, and CMC development to advance and accelerate our product development. We are confident that Houston will offer Marker Therapeutics and our employees an excellent quality of life and a positive business climate."

The Company previously entered into a 38-month lease for 5,310 square feet in the Phoenix Tower in Houston, TX. The new headquarters will house certain members of the Company's corporate and administrative staff and with the new laboratory facility, allow the Company to conduct research and development in Houston. Although the Company will be headquartered in Houston, certain personnel will continue to operate in proximity to major academic and clinical partners in the Jacksonville location.

New Laboratory Facility

In addition to its new corporate headquarters, the Company also entered into an agreement with Johnson & Johnson Innovation - JLABS for the use of a dedicated portion of an existing laboratory located at the Texas Medical Center in Houston for the purpose of conducting laboratory research and other laboratory related activities. JLABS at TMC, established by Johnson & Johnson Innovation, provides research and development stage entities with access to a turnkey infrastructure that includes singular benchtops, modular wet lab units, office space and specialized laboratory equipment.

“Our new laboratory facility in Houston provide us with the capability to accelerate and augment the scientific and clinical development of our therapies in close cooperation with our partners at Baylor College of Medicine,” commented Dr. Juan F. Vera, Chief Development Officer of Marker Therapeutics. “JLABS at TMC delivers reduced infrastructure costs and centralized management of shared facilities that will allow us to efficiently use our resources toward building value for our shareholders through innovation.”

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. Once infused into patients, this population of T cells attacks multiple tumor targets and acts to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cells, when compared to current engineered CAR-T and TCR-based approaches, its products (i) are significantly less expensive and easier to manufacture, (ii) appear to be markedly less toxic, and (iii) are associated with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling therapeutic product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

Marker is also advancing a number of innovative peptide- and gene-based immuno-therapeutics for the treatment of metastatic solid tumors, including the Folate Receptor Alpha program (TPIV200) for breast and ovarian cancers and the HER2/neu program (TPIV100/110) for breast cancer, currently in Phase II clinical trials. In parallel, we are developing a proprietary DNA expression technology named PolyStart™ that can enhance the ability of the immune system to recognize and destroy diseased cells.

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Forward-Looking Statement Disclaimer

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to our multi-tumor antigen specific T cell therapies; our TPIV200 and TPIV100/110 programs and our PolyStart™ program; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials, as well as multi-tumor antigen specific T cell clinical trials conducted by Baylor College of Medicine. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Marker Therapeutics, Inc.

Aaron Santos

(904) 862-6490

investor.relations@markertherapeutics.com

Solebury Trout

Brad Miles

(646) 513-3125

bmiles@soleburytrout.com

- or -

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com